ENDORSEMENT APPLICABLE TO SIMPLE IRA CONTRACTS

In this Endorsement, "we", "our" and "us" mean The Equitable Life Assurance Society of the United States and "you" and "your" mean the Owner. For purposes of this Endorsement, reference to "Contract" will also include Certificate.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is a "SIMPLE IRA Contract" which is issued as an individual retirement annuity contract which meets the requirements of Sections 408(b) and 408(p) of the Code. It is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable sections of this Certificate. Also, your entire interest under the Contract is not forfeitable. The provisions of this SIMPLE IRA Endorsement supersede any inconsistent provisions of the Contract or any other Endorsement.

1. ANNUITY COMMENCEMENT DATE: The following is added to the existing definition:

         You may not choose an Annuity Commencement Date later than the maximum maturity age stated in the Data Pages. If you choose an Annuity Commencement Date later than age 70-1/2, you must meet the lifetime Required Minimum Distribution rules applicable to this SIMPLE IRA Contract by making withdrawals at least annually with respect to this Contract. See the "Withdrawals" section of the Contract and Item 8 (Required Minimum Distributions) below.

2.       CODE: The existing definition is replaced by the following:

         "Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in this Contract include references to applicable Federal income tax Regulations.

3.       OWNER: The following is added to the existing definition:

         You must be both the Owner and the Annuitant.

4. LIMITS ON CONTRIBUTIONS: The following is added to the existing section:

         This SIMPLE IRA will accept only:

         (a) Contributions made by an employer on your behalf under a SIMPLE IRA plan that meets the requirements of Section 408(p) of the Code, and

         (b) a rollover contribution or a direct transfer from another SIMPLE IRA meeting the requirements of Section 408(p) of the Code.

         No other Contributions will be accepted.

         No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

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5.       DEATH BENEFIT: The following is added to the existing section:

         Under either of the following two circumstances, the death benefit under the "Death Benefit" section of the Contract will not be paid at your death before the Annuity Commencement Date and the coverage under the Contract will continue if:

         (1) You are married at the time of your death and the person named as sole beneficiary under the "Beneficiary" section of the Contract is your surviving spouse; and your surviving spouse elects to become "Successor Owner and Annuitant" of your Contract.

         (2) Also, a death benefit will not be paid under the "Death Benefit" section of the Contract, if the "Beneficiary Continuation Option" under
         Item 6 of this Endorsement is in effect.

6.       BENEFICIARY CONTINUATION OPTION (BCO): The following section is added:

         This Item 6 will apply only if you die before the Annuity Commencement Date, and the beneficiary(ies) named under the "Beneficiary" section of the Contract is an individual. With the exception of the following paragraph, this Item 6 does not apply to any beneficiary which is not an individual, and that non-individual beneficiary's portion of the death benefit described in the "Death Benefit" section of the Contract is payable to that beneficiary.

         This Item 6 applies to a non-individual beneficiary only if it is a "see through trust". A see through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the beneficiary named pursuant to the "Beneficiary" section of the Contract, the successor Annuitant is the oldest beneficiary of such trust.

         If this Item 6 applies and there is more than one beneficiary, the Annuity Account Value and any other interest under the Contract described in Item 8 will be apportioned among your beneficiaries as you designate pursuant to the "Beneficiary" section of the Contract.

         If the beneficiary qualifies to continue this Contract, and we receive that beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that beneficiary may continue your Contract pursuant to this Item 6 under the terms set forth in (a) through (g) below. Each such beneficiary electing to continue his or her portion of the interest under the Contract is a "Continuation Beneficiary". For any beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay that beneficiary's share of the death benefit pursuant to the "Death Benefit" section of the Contract, in a lump sum.

         a. Each Continuation Beneficiary will automatically become the Annuitant as defined in the Contract with respect to that Continuation Beneficiary's portion of the interest in the Contract. If you have specifically elected under the "Beneficiary" section of the Contract and Item 7 of this Endorsement that we not separately account for each beneficiary's portion of the interest in the Contract, the oldest Continuation Beneficiary will be the Annuitant for purposes of
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                  calculating the Required Minimum Distribution payments in Item
                  8 of this Endorsement (Minimum Distribution Rules-Required Payments After Death).

         b. Each Continuation Beneficiary will have the right to transfer amounts among the Investment Options with respect to that Continuation Beneficiary's portion of the interest in the Contract.

         c.       A Continuation Beneficiary cannot make any additional
                  Contributions.

         d. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in the Contract will be made in accordance with requirements described in Item 8 of this Endorsement (Minimum Distribution Rules-Required Payments After Death).

         e. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a withdrawal charge.

         f. Upon a Continuation Beneficiary's death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of
                  Item 8B of this Endorsement (Minimum Distribution Rules-Required Payments After Death).

         g. The Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

7. BENEFICIARY: The following sentence is added at the end of the second paragraph of the existing section:

         Unless you specifically elect in writing otherwise, we will treat each beneficiary's share of the death benefit payable as a separate account for the benefit of each beneficiary as described in Treasury Regulation
         Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

         The third paragraph of the existing section is replaced with the following:

         Any part of a death benefit payable under the "Death Benefit" section of the Contract for which there is no named beneficiary living at your death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to the children who survive you, in equal shares; if there are no children, then to your estate.

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8.       REQUIRED MINIMUM DISTRIBUTIONS: The following section is added:

         This Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations which apply.

         Part A of this Item 8 describes the Required Minimum Distributions to be made during your lifetime. Part B of this Item 8 describes the Required Minimum Distributions to be made after your death, if you die before your entire interest in this Contract is distributed to you. The Required Minimum Distribution Rules may be satisfied by either an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

         If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another individual retirement arrangement that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another individual retirement arrangement that you maintain.

         For purposes of both the "lifetime" Required Minimum Distribution rules and the Required Minimum Distribution rules after death, the following definitions and conditions apply:

                  Your "entire interest" in this Contract for purposes of the Required Minimum Distribution Rules. Your "entire interest" in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

                  Required Beginning Date. Your "Required Beginning Date" is the first day of April following the calendar year in which you attain age 70-1/2. This is the latest date when your lifetime Required Minimum Distribution payments with respect to this Contract can start.

         A. MINIMUM DISTRIBUTION RULES -- REQUIRED PAYMENTS DURING YOUR LIFE

         Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of your interest in this Contract must satisfy the requirements of Code Section 408(a)(6) and the Regulations thereunder, rather than the following paragraphs below in this Item 8A and Item 8B (applicable to annuity distributions).

         Your entire interest in this Contract will be distributed or begin to be distributed no later than your Required Beginning Date defined above. Your entire interest may be distributed, as you elect, over (a) your life, or the lives of you and your designated beneficiary, or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated beneficiary.

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         These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Temporary Treasury Regulation Section 1.401(a)(9)-6T or any successor Regulation.

         The distribution periods described in the second preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation.

         The first lifetime Required Minimum Distribution payment can be made as late as April 1 of the year following the year you attain age 70-1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

         B. MINIMUM DISTRIBUTION RULES - REQUIRED PAYMENTS AFTER DEATH

         (a) Death On or After Lifetime Required Minimum Distribution Payments Commence. If you die on or after lifetime Required Minimum Distribution payments commence, the remaining portion of your interest will continue to be distributed under the Annuity Benefit or other option chosen under the Contract.

         (b) Death Before Lifetime Required Minimum Distribution Payments Commence. If you die before lifetime Required Minimum Distribution Payments commence, your entire interest will be distributed at least as rapidly as follows:

              (1) If your designated beneficiary is someone other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the beneficiary may elect to take distribution of your entire interest in accordance with Item 8B, paragraph (b)(3) below.

              (2) If your sole designated beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70-1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with Item 8B, paragraph
              (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in accordance with Item 8B paragraph (b)(3) below. If your surviving spouse dies after these required

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              distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other Contract option chosen.

              (3) If there is no individual designated as beneficiary, or if the applicable beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under Item 8B, paragraph (b)(2) above).

              (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Item 8B and reduced by 1 for each subsequent year.

         (c) If the designated beneficiary is your surviving spouse, and a Successor Owner and Annuitant option (described in Item 5 above of this Endorsement) is elected, the distribution of your interest need not be made until your surviving spouse's Required Beginning Date for lifetime Required Minimum Distributions described above in this Item 8, or your surviving spouse's death if earlier.

         (d) For purposes of paragraphs (a) and (b) of this Item 8B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in this Item 8 or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Temporary Treasury Regulation Section 1.401(a)(9)-6T or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

9. WITHDRAWAL CHARGES: The following is added at the end of the existing section:

         We reserve the right to waive the contingent withdrawal charge on Required Minimum Distribution payments.

10.      AMOUNT OF ANNUITY BENEFITS: The second paragraph of the existing section is deleted and replaced with the following:

         We reserve the right to deduct from the amount applied to provide an Annuity Benefit a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state. If the tax to which this charge relates is imposed on us at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct this charge for taxes from Contributions in the section of the Contract titled "Contributions and Allocations" or from amounts described in the section of the Contract titled "Withdrawals and Termination", as applicable. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then

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         current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee.

11. REPORTS - NOTICES: The following is added at the end of the existing section:

         We will send you a report as of the end of each calendar year showing the status of the Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue. Where we receive Contributions directly from the Employer, we will provide the Employer with the summary description required by Section 408(l)(2)(B) of the Code.

12. ASSIGNMENTS NONTRANSFERABILITY, NONFORFEITABILITY: The existing section is replaced by the following:

         You may not transfer this Contract.

         Your rights under this Contract may not be assigned, pledged or transferred except as required by law. You may not name a new Owner, except as described in this Endorsement in relation to death benefits.

13.      RESTRICTIONS ON DISTRIBUTIONS:

         Prior to the expiration of the 2-year period beginning on the date you first participate in any SIMPLE IRA Plan maintained by your Employer, you can only roll over or transfer funds from this SIMPLE IRA to another SIMPLE IRA you own. Any distribution of funds to you during this 2-year period may be subject to a 25-percent additional tax if you do not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, you may roll over or transfer funds from this SIMPLE IRA to any IRA that is qualified under Section 408(a), 408(b) or 408(p) of the Code.

14.      TERMINATION: The following is added to the existing section:

         If an annuity under the Contract fails to qualify as an annuity under
         Section 408(b) of the Code, we will have the right to terminate the Contract. We may do so, upon receipt of notice of such fact, before the Annuity Commencement Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an annuity which meets the terms of the Code. However, we may also, at your request, transfer the Annuity Account Value to another Annuity Contract issued by an affiliate, subsidiary or us.

         We reserve the right to terminate the Contract if there is no Annuity Account Value.

         THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/ Christopher M. Condron               /s/ Pauline Sherman
---------------------------              ---------------------------
Christopher M. Condron                   Pauline Sherman
Chairman and Chief Executive Officer     Senior Vice President,
                                         Secretary and Associate General Counsel

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